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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
SigmaTron International, Inc.

We have issued our report dated July 8, 2005, except for note C relating to "Discontinued Operations" which is dated July 19, 2006, accompanying the consolidated balance sheet of SigmaTron International, Inc. and Subsidiaries as of April 30, 2005, and the related consolidated statements of income, stockholders' equity and cash flows for the two years then ended, included in the Annual Report of SigmaTron International, Inc. and Subsidiaries on Form 10-K for the year ended April 30, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of SigmaTron International, Inc. and Subsidiaries on Forms S-8 (File No. 33-20147 and 333-52044).


                                        GRANT THORNTON LLP /s/

Chicago, Illinois
July 19, 2006